                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              SCPIE HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

[SCPIE LOGO]

Mitchell S. Karlan, M.D.
Chairman

                                 March 29, 1999

Dear Stockholders:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of SCPIE Holdings Inc., which will be held at the Los Angeles Marriott Downtown (formerly Sheraton Grande Hotel), located at 333 South Figueroa Street, Los Angeles, California, on May 13, 1999, at 3:00 p.m., Pacific time.

     The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

     ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

     Thank you for your support of our Company.

                                          Sincerely,

                                          /s/ Mitchell S. Karlan, M.D.
                                          -------------------------------

                                          Mitchell S. Karlan, M.D.
                                          Chairman

                              SCPIE HOLDINGS INC.
                             1888 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999
                            ------------------------

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of SCPIE Holdings Inc. (the "Company") will be held at the Los Angeles Marriott Downtown (formerly Sheraton Grande Hotel), 333 South Figueroa Street, Los Angeles, California, on May 13, 1999, at 3:00 p.m., Pacific time, for the following purposes:

     1. To consider and vote upon the election of four directors to serve until the Annual Meeting of Stockholders in 2002 and until their successors are duly elected and qualified;

     2. To consider and vote upon a proposal to approve the adoption of The Senior Executive Incentive Bonus Plan of the Company;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1999; and

     4. To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 15, 1999, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

                                          By order of the Board of Directors
                                          LOGO
                                          Joseph P. Henkes
                                          Secretary

March 29, 1999

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR BY FACSIMILE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE, AS EXPLAINED ON THE PROXY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                              SCPIE HOLDINGS INC.
                           TO BE HELD ON MAY 13, 1999
                            ------------------------

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the stockholders of SCPIE Holdings Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of $.0001 par value common stock of the company ("Common Stock"), for use at the Annual Meeting of Stockholders of the Company to be held on May 13, 1999, and any adjournments thereof (the "Annual Meeting"). The Annual Meeting is being held to consider and vote upon (1) the election of four directors to serve until the Annual Meeting of Stockholders in 2002 and until their successors are duly elected and qualified, (2) the approval of the adoption of the Senior Executive Incentive Bonus Plan of the Company and (3) the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1999. The Company's Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting.

     The principal executive offices of the Company are located at 1888 Century Park East, Los Angeles, California 90067. The telephone number is (310) 551-5900.

     This Proxy Statement is first being mailed to the Company's stockholders on or about March 29, 1999. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The Company's Board of Directors has fixed the close of business on March 15, 1999, as the record date (the "Record Date") for the determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of shares of Common Stock as of the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were 11,800,891 shares of Common Stock issued, outstanding and entitled to be voted at the Annual Meeting. These shares are held by approximately 7,326 stockholders of record. An additional 500,000 shares of Common Stock have been issued to a wholly owned subsidiary of the Company. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

     Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record as of the Record Date. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION, AS DIRECTORS OF THE COMPANY, OF THE FOUR NOMINEES NAMED IN THE PROXY, "FOR" THE APPROVAL OF THE ADOPTION OF THE SENIOR EXECUTIVE INCENTIVE BONUS PLAN OF THE COMPANY, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date, or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Joseph P. Henkes, Secretary.

     The 1998 Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 1998, accompanies this Proxy Statement.

QUORUM AND VOTING REQUIREMENTS

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. A plurality of the votes cast by the holders of shares of Common Stock represented and entitled to vote at the Annual Meeting, at which a quorum must be present, is required for the election of the directors identified in this Proxy Statement. With respect to the election of directors, stockholders may (1) vote "for" all four nominees, (2) "withhold" authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees will have no effect on the outcome of the election. Similarly, any "broker non-votes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum.

     With respect to the approval of the adoption of the Senior Executive Incentive Bonus Plan of the Company, the affirmative vote of a majority of the votes cast is required for the approval of the Senior Executive Incentive Bonus Plan of the Company. Abstentions will be considered shares entitled to vote in the tabulation of votes cast or proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     With respect to the ratification of auditors, the affirmative vote of a majority of the votes cast is required for the ratification of Ernst & Young LLP as independent auditors for the Company. Abstentions will be considered shares entitled to vote in the tabulation of votes cast or proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     With respect to each matter set forth above, shares may be voted by telephone. Stockholders with shares registered directly with ChaseMellon Shareholder Services, LLC, the Company's transfer agent, may vote by telephone by calling 1-800-840-1208. A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone voting options. This program is different from the program provided by ChaseMellon Shareholder Services, LLC for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the program, you may vote those shares by calling the telephone number referenced on your voting form. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Company has been advised by counsel that the telephone voting procedures that have been made available through ChaseMellon Shareholder Services, LLC are consistent with the requirements of applicable law.

REORGANIZATION OF THE EXCHANGE

     The Company began operation as an independent publicly held company on January 29, 1997, as the result of a merger of Southern California Physicians Insurance Exchange (the "Exchange") into SCPIE Indemnity Company, a subsidiary of the Company, and the issuance of 9,994,652 shares of Common Stock of the Company to approximately 10,400 members of the Exchange and an additional 500,000 shares to SCPIE Indemnity Company (the "Reorganization"). Concurrent with the Reorganization, the Company sold an additional 2,300,000 shares in a public offering of its Common Stock.

     Prior to the Reorganization, the operations of the Exchange were conducted by SCPIE Management Company, which acted as the Exchange's attorney-in-fact. Executives were employed by SCPIE Management Company during 1996, and SCPIE Management Company continues to provide management services to the insurance subsidiaries of the Company pursuant to management agreements. SCPIE Management Company is a wholly owned subsidiary of the Company.

     Information in this proxy statement referring to 1996 and 1997 relates principally to the operations of the Exchange prior to the Reorganization.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL
OWNERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 15, 1999, by (i) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company,
(iii) the Chief Executive Officer and each additional executive officer named in the summary compensation table under "Executive Compensation," and (iv) all directors and executive officers of the Company as a group. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

                                                               NUMBER OF SHARES      PERCENT
                           NAME                              BENEFICIALLY OWNED(1)   OF TOTAL
                           ----                              ---------------------   --------
FMR Corp.(2)...............................................         628,700            5.3%
Mitchell S. Karlan, M.D. ..................................          20,377              *
Donald J. Zuk..............................................          51,067              *
Patrick S. Grant...........................................           8,233(3)           *
Joseph P. Henkes...........................................          10,467              *
Patrick T. Lo..............................................           8,000(4)           *
Jack E. McCleary, M.D. ....................................           2,653              *
Wendell L. Moseley, M.D. ..................................           5,137              *
Allan K. Briney, M.D. .....................................           7,238              *
Willis T. King, Jr. .......................................           9,667              *
Charles B. McElwee, M.D. ..................................           4,907              *
Donald P. Newell...........................................           2,167              *
Harriet M. Opfell, M.D. ...................................           3,112              *
William A. Renert, M.D. ...................................           3,562              *
Henry L. Stoutz, M.D. .....................................           3,262              *
Reinhold A. Ullrich, M.D. .................................           6,068              *
All directors and executive officers as a group (15
  persons).................................................         145,917            1.2%

---------------
 *  Less than 1%.

(1) As to each person or group in the table, the table includes the following shares issuable upon exercise of options which are exerciseable within 60 days from March 20, 1999: Mitchell S. Karlan, M.D., 1,666.67; Jack E. McCleary, M.D., 1,666.67; Wendell L. Moseley, M.D., 1,666.67; Allan K. Briney, M.D., 1,666.67; Willis T. King, 1,666.67; Charles B. McElwee, M.D., 1,666.67; Donald P. Newell, 1,666.67; Harriet M. Opfell, M.D., 1,666.67;
    William A. Renert, M.D., 1,666.67; Henry L. Stoutz, M.D., 1,666.67; Reinhold
    A. Ullrich, M.D., 1,666.67; Donald J. Zuk, 21,066.67; Patrick S. Grant, 7,733.33; Joseph P. Henkes, 8,466.67; and Patrick T. Lo, 6,000.

(2) FMR Corp. has sole or shared power to vote no shares and sole power to dispose or to direct the disposition of 628,700 shares.

(3) Includes five hundred (500) shares held jointly with Mr. Grant's spouse.

(4) Includes three hundred (300) shares held by Mr. Lo's spouse.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Four directors are to be elected at the Annual Meeting for full three-year terms expiring in 2002. The Board's nominees are Dr. Charles B. McElwee, Dr. William
A. Renert, Dr. Henry L. Stoutz and Mr. Donald J. Zuk, all of whom are currently directors of the Company. The terms of the other eight directors continue after the Annual Meeting. Directors hold office until the Annual Meeting for the year in which their respective terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

     All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, the proxies will be voted for the election of the four directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

     Set forth below is certain information regarding each nominee or director continuing in office, including a description of his or her positions and offices with the Company (other than as a director), and with the Exchange prior to the Reorganization, if any; a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in certain other companies or associations; and his or her age. All of the current directors of the Company were first elected to their positions during 1996, while the Company was a subsidiary of the Exchange.

   NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED FOR A TERM OF THREE YEARS
              ENDING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2002

     Charles B. McElwee, M.D., 68, Director, was a member of the Board of Governors of the Exchange from 1995 until the time of the Reorganization. He has been a board-certified orthopedic surgeon in Covina, California, for more than five years, and is also affiliated with the University of Southern California School of Medicine. Dr. McElwee is a former President of the Los Angeles County Medical Association ("LACMA"), a former Chairman of the Board of Trustees of LACMA, and is a member of the Board of Trustees of the California Medical Association ("CMA"). He is also Chairman of the California Medical Association Political Action Committee, the legislative arm of the CMA.

     William A. Renert, M.D., 59, Director, was a member of the Board of Governors of the Exchange from 1990 until the time of the Reorganization. He has been a board-certified radiologist in La Mesa, California, for more than five years. He is currently Chairman of the Board of Directors of Grossmont Hospital. Dr. Renert is a past President of the San Diego County Medical Society.

     Henry L. Stoutz, M.D., 66, Director, was a member of the Board of Governors of the Exchange from 1976 until the time of the Reorganization. He was a board-certified urologist in Ventura, California, for more than five years prior to his retirement in 1997, and is a former clinical instructor, Department of Urology, at the UCLA School of Medicine. He is Chairman of the Ventura County Medical Society Professional Liability Committee.

     Donald J. Zuk, 62, Director, President and Chief Executive Officer. Mr. Zuk has been President and Chief Executive Officer of SCPIE Management Company since 1989. Prior to joining SCPIE Management Company, he served 22 years with Johnson & Higgins, insurance brokers. His last position there was Senior Vice President in charge of its Los Angeles Health Care operations, which included the operations of SCPIE under a contract that then existed with SCPIE Management Company.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

             TERMS EXPIRING AT 2000 ANNUAL MEETING OF STOCKHOLDERS

     Allan K. Briney, M.D., 77, Director, was Chairman of the Board of Governors of the Exchange from 1976 until the time of the Reorganization. He has been a board-certified radiologist in Whittier, California, for more than five years. He is a past President of LACMA, and is a former Chairman of LACMA's Board of Trustees. He is a former Chief of Staff of Presbyterian Intercommunity Hospital of Whittier.

     Willis T. King, Jr., 54, Director, has been a director and officer of J&H Marsh McLennan, insurance brokers, since March 1997. From 1986 to 1997, Mr. King served as Chairman and Chief Executive Officer of Willcox Incorporated Reinsurance Intermediaries. Mr. King currently serves as Vice Chairman, Guy Carpenter & Company, Inc., a subsidiary of J&H Marsh McLennan engaged in reinsurance.

     Harriet M. Opfell, M.D., 74, Director, was a member of the Board of Governors of the Exchange from 1981 until the time of the Reorganization. She has been a board-certified pediatrician in Orange, California, for more than five years, and is a clinical professor of pediatrics at the University of California at Irvine. Dr. Opfell is a former President of the Orange County Medical Association and served as President of the medical staff at Children's Hospital of Orange County.

     Reinhold A. Ullrich, M.D., 71, Director, was a member of the Board of Governors of the Exchange from 1991 until the time of the Reorganization. He has been a board-certified obstetrician and gynecologist in Torrance, California, for more than five years, and has been on the clinical faculty at the UCLA School of Medicine since 1954. Dr. Ullrich is a former President of LACMA, and is a past Chairman of its Board of Trustees. He served on the CMA Board of Trustees from 1989 to 1995. He was an alternate delegate to the American Medical Association ("AMA") from 1990-1997.

             TERMS EXPIRING AT 2001 ANNUAL MEETING OF STOCKHOLDERS

     Mitchell S. Karlan, M.D., 71, Chairman of the Board, was a member of the Board of Governors of the Exchange from 1986 until the time of the Reorganization. He has been a board-certified general surgeon in Beverly Hills, California, for more than five years. Dr. Karlan is a past Chairman of the AMA Council on Scientific Affairs. He is a former President of LACMA, a former Chairman of LACMA's Board of Trustees and a recent past member of the CMA Board of Trustees. He currently is a member of the Board of Trustees of the American Society of General Surgeons. Dr. Karlan is Chairman-Elect of the Surgical Caucus of the AMA.

     Jack E. McCleary, M.D., 71, Director and Treasurer, was a member of the Board of Governors of the Exchange from 1982 until the time of the Reorganization. He was a board-certified dermatologist in Sherman Oaks, California, for more than five years prior to his retirement in 1997. He is a former CMA and LACMA President and Speaker of the CMA House of Delegates.

     Wendell L. Moseley, M.D., 71, Director, was a member of the Board of Governors of the Exchange from 1983 until the time of the Reorganization. He was a board-certified family practitioner in San Bernardino, California, for more than five years prior to his retirement in 1992, and is on the clinical faculty of the Loma Linda University School of Medicine. Dr. Moseley is a past President of the San Bernardino County Medical Society. Dr. Moseley served as a CMA delegate for 27 years.

     Donald P. Newell, 61, Director, has been a partner at the law firm of Latham & Watkins in San Diego, California, for more than five years. Mr. Newell is also a director of Mercury General Corporation, an insurance holding company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were five meetings of the Company's Board of Directors during the year ended December 31, 1998. During 1998, no incumbent director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors.

     The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Stock Option and Incentive Bonus Committee. The Board of Directors does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Board of Directors.

     Executive Committee. The Executive Committee has the authority to exercise all powers of the Board of Directors between meetings of the Board, except in cases where action of the entire Board is required by the Company's Amended and Restated Certificate of Incorporation, the Bylaws or applicable law. The Executive Committee consists of four members, one of whom is required to be the Chairman of the Board of Directors. The members of the Executive Committee are Drs. Karlan (Chairman), McCleary, Moseley and Mr. Zuk. The Executive Committee held 12 meetings in 1998.

     Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent auditors, reviews the scope of audit engagements, reviews comment letters of such auditors and management's response thereto, approves professional services provided by such accountants, reviews the independence of such auditors, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee consists of three members, all of whom are independent directors. The members of the Audit Committee are Drs. Moseley (Chairman), Karlan and McCleary. The Audit Committee held two meetings in 1998.

     Compensation Committee. The Compensation Committee establishes remuneration levels for the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents of the Company, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, certain equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company establishes remuneration levels for other employees of the Company. The Compensation Committee consists of three members. The members of the Compensation Committee are Drs. Karlan (Chairman) and Moseley and Mr. King. The Compensation Committee held two meetings in 1998.

     Stock Option and Incentive Bonus Committee. The Stock Option and Incentive Bonus Committee was established by the Board on January 28, 1999, to establish criteria and standards for incentive compensation awarded to senior executives of the Company, to administer the stock option program of the Company and to ensure compliance with Section 162(m) of the Internal Revenue Code. The Stock Option and Incentive Bonus Committee consists of two members, Drs. Stoutz and Opfell.

SUMMARY OF DIRECTORS' COMPENSATION

     Each non-employee Director currently receives an annual retainer of $30,000. The Chairman of the Board of Directors is paid $1,500 per Board meeting and each other non-employee Director is paid $1,000 per Board meeting. Fees to non-employee Directors for participation on committees of the Board of Directors are $1,000 per meeting. The Chairman of the Executive Committee receives an additional annual retainer of $24,000. All non-employee Directors will be reimbursed for reasonable travel and other expenses incurred to attend meetings of the Company and committees thereof.

     In addition, pursuant to The 1997 Equity Participation Plan of the Company, each person who, as of the date of the 1998 Annual Meeting of Stockholders, was a non-employee director, was granted an option to purchase 5,000 shares of Common Stock at the fair market value on the date of grant. Any person who, during the term of the Equity Plan is initially elected to the Board of Directors of the Company or a subsidiary and is a non-employee director at the time of such initial election, automatically will similarly be granted an option to purchase 5,000 shares of Common Stock. During the term of the Plan, each non-employee director will automatically be granted an option to purchase 1,000 shares of Common Stock on the date of each subsequent Annual Meeting of Stockholders at the fair market value on such date. Directors who are employees of the Company or a subsidiary who subsequently terminate employment with the Company or such subsidiary and remain a director will not receive an initial option grant as a non-employee director, but to the extent they are otherwise eligible, will receive options as described in the preceding sentence after such termination of employment.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is principally administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of three non-employee Directors, who are appointed by the Board.

COMPENSATION PHILOSOPHY

     The general philosophy of the Committee is to provide executive compensation programs, including salary, bonus and equity incentive programs, that will enhance the profitability of the Company and its stockholder value by aligning the financial interests of the Company's executives with those of its stockholders. The Committee is responsible for the formulation of appropriate compensation plans and incentives for executives of the Company, the recommendation of such plans and incentives to the Board of Directors for its consideration and adoption, specific responsibility for the compensation of the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents, the award of equity incentives and the ongoing administration of various compensation programs as may be authorized or directed by the Board.

     The overall goal of the Committee is to ensure that compensation policies are consistent with the Company's strategic business objectives and provide incentives for the attainment of these objectives. The compensation program includes three components:

     - Base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions.

     - Variable pay, which links bonus and other short-term incentives to the performance of the Company and the individual executive.

     - Stock ownership and similar long-term incentives, which encourage actions to maximize stockholder value.

     Another goal of the Committee is to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company's compensation strategy, that is competitive with other companies in the industry, and that is equitable within the Company. The Committee believes that compensation programs must be structured to attract and retain talented executives.

BASE SALARY

     It is the Committee's policy to position base executive salaries annually at levels that are competitive within the industry, with consideration for industry standards, individual performance and scope of responsibility in relation to other officers and key executives within the Company. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

     The Company became publicly held in January 1997, and the then current salary levels had been established by the governing board of the Company's predecessor. The Committee retained an independent consultant experienced in executive compensation programs to evaluate, among other things, the base salary levels of the Company's executives. The compensation levels in general were determined to approximate market, and no adjustments were made in 1998 salaries during 1998. In November 1998, the Committee approved salary increases, averaging approximately 7.5%, for the Chief Executive Officer, the Chief Financial

Officer and the two other Senior Vice Presidents. The Chief Executive Officer increased the annual base salaries for the other executives. These increases averaged 4.6%. All salary increases were effective January 1, 1999.

ANNUAL INCENTIVE (BONUS) PLAN

     The Company has adopted an Annual Incentive Plan for the payment of cash bonuses based on a combination of Company performance in relation to predetermined objectives and individual executive performance during the year.

     During the early months of each year, the Committee, together with the Chief Executive Officer, establishes target objectives for operating income and revenue for the year and individual bonus opportunities based on industry comparisons. Plan payouts in relation to targeted amounts are adjusted upward or downward based on the Company's performance in relation to targeted operating income and revenues. The greater weight is placed on actual operating income. Individual awards are then subject to increase or decrease by 50% based on the individual performance of the executive during the year. Individual targeted bonus opportunities (before adjustment for Company and individual performance) ranged from approximately 15% to 50% of base salary during 1998.

     At year end, both Company and individual performance are assessed. During 1998, the Company slightly exceeded both targeted revenues and operating income, and incentive awards were increased by approximately 1.0% based on the performance of the Company in relation to the targeted objectives. The Committee then increased the individual awards for the Chief Executive Officer, Chief Financial Officer and the two other Senior Vice Presidents by 50%, based on their extremely high level of performance during 1998. The Chief Executive Officer determined the personal performance levels of the other key executives of the Company.

LONG-TERM INCENTIVES

     The Committee is committed to a long-term incentive program for executives, which will encourage participants to promote the long-term growth of the Company. The Committee believes that the management employees should be rewarded with a proprietary interest in the Company for continued outstanding long-term performance and to attract, motivate and retain qualified and capable executives.

     The Company had no equity incentive plan in place when it completed its initial public offering of Common Stock in January 1997. The senior executives and other employees, therefore, received no stock options or similar equity incentives in connection with the initial public offering. The Committee believes that the absence of an incentive equity program placed the Company's executives at somewhat of a disadvantage in relation to executives at many other newly public companies, for which such options are frequently granted. In lieu of stock options, the Committee recommended, and the Board adopted, a special one-time deferred cash compensation award for executives in the aggregate amount of approximately $960,000. Of the total awards, each key executive received one-third of his or her award in December 1997 and 1998, and a final installment will be paid in December 1999. The 1999 payment is conditioned upon the executive remaining in the employment of the Company.

     In November 1997, the Board of Directors adopted The 1997 Equity Participation Plan of the Company, which was approved by stockholders at the 1998 Annual Meeting. Under this Plan, the governing committee of the Board of Directors may grant, at its discretion, awards to participants in the form of non-qualified stock options, incentive stock options, a combination thereof or other equity incentives. The maximum number of shares subject to the Plan are 1,250,000 shares. This Plan was administered by the Committee during 1998. In February 1998, the Committee granted options to purchase an aggregate of 207,590 shares of Common Stock. These options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable in three cumulative annual installments commencing one year after the date of grant.

     In January 1999, the Board of Directors formed a committee, the Stock Option and Incentive Bonus Committee of the Board of Directors (the "Bonus Committee") to administer, among other things, the grant of options under the Plan. The Bonus Committee is comprised of two outside directors. In February 1999, the Bonus Committee granted options to the executives of the Company to purchase an aggregate of 175,200 shares of Common Stock. These options were granted at the exercise price equal to the fair market value of the Common Stock on the date of grant and on the same terms as the options granted by the Committee in 1998.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Zuk's base salary is set by the terms of his Employment Agreement with the Company, which has been in effect for a number of years and renewed annually by the directors to adjust his then current salary and to extend the term for an additional year. During 1998, the base annual salary was $482,834, which the Committee and the Board of Directors of the Company have increased to $501,000 for 1999. The base salary is also subject to an annual increase based on increases in the cost of living index during the five-year term of the Agreement.

     Mr. Zuk is eligible to participate in all of the Company's annual and long-term incentive programs. The Committee considers industry standards and annual performance with respect to goals established by the Committee in determining awards to Mr. Zuk under these programs. In establishing the 1998 bonus for Mr. Zuk, the Committee considered (i) his oversight of operating performance of the Company, (ii) his strengthening of the organization structure and management team, and (iii) and his leadership in expanding the operations of the Company to new geographical areas and through greater reliance on independent brokers. On the criteria of leadership, management and governance, it is the Committee's judgment that Mr. Zuk's 1998 performance was above expectations. In addition, premiums earned, total revenues and net income for 1998 increased over 1997 by 18.0%, 14.3% and 14.9%, respectively. The amount of the Annual Incentive Plan bonus and the special 1997 long-term cash incentive plan award reflect the Committee's evaluation of these factors.

INTERNAL REVENUE CODE 162(M)

     The Committee has considered the potential impact of Section 162(m) ("Section 162(m)") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan which is approved by the stockholders of the corporation and which meets certain other technical requirements. To appropriately recognize the contribution of the Company's executive officers to the Company and its stockholders and to exempt bonuses paid to such officers from the $1 million limit of Section 162(m), the Committee is recommending the adoption by the Board of a performance-based incentive bonus plan for 1999 which would base bonus compensation on objective performance criteria and the presentation of such plan to the stockholders for approval. Such bonus plan would be in lieu of the annual incentive bonuses discussed above for executive officers covered by the Plan. The Committee believes that the 1997 Equity Participation Plan, as administered by the Bonus Committee, qualifies as "performance based" under Section 162(m).

                                          February 24, 1999

                                          COMPENSATION COMMITTEE

                                          Mitchell S. Karlan, M.D. (Chairman)
                                          Wendell L. Moseley, M.D.
                                          Willis T. King, Jr.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning the compensation of (i) the Company's President and Chief Executive Officer and
(ii) the three other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), for the years ended December 31, 1996, 1997 and 1998. During such time periods, the Named Executive Officers were compensated by SCPIE Management Company, which is now a subsidiary of the Company and currently employs all executives of the Company and its subsidiaries. The Company was organized as a Delaware corporation in February 1996 and consequently did not pay any cash compensation to its executive officers for the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                 ------------------------------------------------------
                NAME AND                                               OTHER ANNUAL        ALL OTHER
         PRINCIPAL POSITION(S)            YEAR   SALARY    BONUS(1)   COMPENSATION(2)   COMPENSATION(3)
         ---------------------            ----   -------   --------   ---------------   ---------------
Donald J. Zuk...........................  1998   482,834   473,706         6,985            34,613
  President and Chief Executive Officer   1997   435,122   476,453         4,331            34,713
                                          1996   416,262   100,000         4,012            31,777
Joseph P. Henkes........................  1998   240,000   188,706            --            14,400
  Senior Vice President, Operations and   1997   217,861   190,931            --            13,072
  Actuarial Services and Secretary        1996   200,000    65,000            --            12,000
Patrick S. Grant........................  1998   225,000   176,037            --            13,500
  Senior Vice President, Marketing        1997   199,846   175,166            --            11,991
                                          1996   180,000    65,000            --            10,800
Patrick T. Lo...........................  1998   185,000   142,685            --            11,100
  Senior Vice President and               1997   163,538   140,233            --             9,812
  Chief Financial Officer                 1996   146,879    40,000            --             8,813

---------------
(1) The Company did not issue any equity incentives to its executive officers during 1997. In lieu of such equity incentives, the Company made a special one-time cash award to its key executive officers. The award vests in three equal installments on December 31, 1997, 1998 and 1999, provided that the key executive officer to whom such award was made is still employed by the Company on such dates. The initial installment paid in 1997 and the second installment paid in 1998 are included in the "Bonus" column and are each $108,800, $43,600, $40,000 and $30,833 for Messrs. Zuk, Henkes, Grant and
    Lo, respectively.

(2) Other Annual Compensation for Mr. Zuk consists of payments for medical expenses that are in addition to those covered by the Company's medical benefit plans.

(3) All Other Compensation consists of Company contributions to the SMC Cash Accumulation Plan of SCPIE (the "401(k) Plan") for each Named Executive Officer and expenses related to a vehicle provided to Mr. Zuk by the Company.

EMPLOYMENT AGREEMENT

     SCPIE Management Company has in effect an employment agreement (the "Employment Agreement") with Mr. Zuk, which is guaranteed by the Company. The Employment Agreement provides for a term expiring on December 31, 2003, at a current salary of $508,014 per annum, with annual increases indexed to increases in the Consumer Price Index for the preceding calendar year. The Employment Agreement also provides for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. In the event of termination of the Employment Agreement by SCPIE Management Company, severance pay of up to two years' salary is due under certain circumstances. Mr. Zuk may also terminate the Employment Agreement at any time, with or without cause, upon 90 days' written notice to SCPIE Management Company. No other employment agreements currently exist.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has employed in the past, and intends to employ in the future, the law firm of Latham & Watkins to perform legal services. Donald P. Newell, a director of the Company, is a partner of Latham & Watkins.

     In April 1998, the Company purchased a 34.2% investment interest in Homeowners Holding Company, a newly organized insurance holding company engaged in the personal lines insurance business in Florida ("Homeowners"), for approximately $2,000,000. Certain officers and directors of the Company also made investments in the capital stock of Homeowners at the same time. Willis T. King, Jr., a director of the Company, is Chairman of the Board of Directors of Homeowners and one of its founders. He purchased a 17.1% interest in Homeowners in April 1998 for approximately $1,000,000, and was granted stock options in connection with the organization of Homeowners. Mr. Zuk is a director of Homeowners and purchased a 1.7% interest in the company for approximately $100,000.

STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the shares of Common Stock of the Company for the period from January 30, 1997, through December 31, 1998, with the cumulative total return on the Standard and Poor's 500 Index (the "S&P 500 Index") and the SNL All Property & Casualty Insurance Index (the "SNL Index") over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the SNL Index on January 30, 1997, and the reinvestment of all dividends).

                                                                                                           SNL ALL PROPERTY &
                                                   SCPIE HOLDINGS INC.               S&P 500            CASUALTY INSURANCE INDEX
                                                   -------------------               -------            ------------------------
1/30/97                                                  100.00                      100.00                      100.00
3/31/97                                                   99.01                       96.89                       98.72
6/30/97                                                  134.63                      113.80                      117.72
9/30/97                                                  149.12                      122.33                      131.88
12/31/97                                                 140.58                      125.85                      139.93
3/31/98                                                  150.90                      143.40                      150.86
6/30/98                                                  165.17                      148.14                      150.66
9/30/98                                                  152.07                      133.41                      122.93
12/31/98                                                 148.39                      161.81                      135.22

                                   PROPOSAL 2

                        APPROVAL OF THE ADOPTION OF THE
                           COMPANY'S SENIOR EXECUTIVE
                              INCENTIVE BONUS PLAN

     The following description of the Company's Senior Executive Incentive Bonus Plan (the "Senior Plan") is qualified in its entirety by reference to the Senior Plan itself, a copy of which is attached hereto as Annex A. Copies of the Senior Plan can also be obtained by making written request to the Company's Secretary.

GENERAL

     On February 24, 1999, the Company's Board of Directors (the "Board") adopted, subject to stockholder approval, the Senior Plan, a performance-based incentive bonus plan under which key executive officers of the Company who are designated by the Committee administering the Plan ("Covered Executives") are eligible to receive bonus payments. The Senior Plan is intended to provide an incentive for superior work, to motivate Covered Executives toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified senior executives. The Senior Plan has been adopted and is being submitted to the Company's stockholders for approval so that bonuses payable by the Company to its senior executives are fully deductible for federal income tax purposes. The Senior Plan and its performance goals are subject to stockholder approval before any bonuses will be paid thereunder.

ADMINISTRATION

     The Senior Plan will be administered by a committee (the "Bonus Committee") which is appointed by the Board and which consists of at least two members of the Board who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and interpretations promulgated thereunder. Initially, the Board's Stock Option and Incentive Bonus Committee will serve as the Bonus Committee. The Bonus Committee will have the sole discretion and authority to administer and interpret the Senior Plan.

BONUS DETERMINATION

     A Covered Executive may receive a bonus payment under the Senior Plan based upon the attainment of performance objectives established by the Bonus Committee and related to one or more of the following corporate performance criteria: the Company's underwriting results, net premiums written, net premiums earned, investment income, miscellaneous revenue, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, cost reductions and savings, appreciation in the fair market value of the Company's stock, or earnings before any one or more of the following items: interest, taxes, depreciation or amortization.

     The actual amount of future bonus payments under the Senior Plan is not presently determinable. However, the Senior Plan provides that the maximum bonus for any Covered Executive shall not exceed $1,000,000 with respect to any fiscal year of the Company.

     The Senior Plan is designed to ensure that annual bonuses paid thereunder to Covered Executives of the Company are deductible by the Company, without limit under Section 162(m) of the Code. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any taxable year with respect to each "covered employee," within the meaning of Section 162(m). However, certain performance-based compensation is not subject to the deduction limit. The Senior Plan is designed to provide this type of performance-based compensation to Covered Executives.

     Bonuses paid to Covered Executives under the Senior Plan will be based upon bonus formulas that tie the bonuses to one or more objective performance standards. Bonus formulas for Covered Executives will be adopted in each performance period by the Bonus Committee no later than the latest time permitted by

Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No bonuses will be paid to Covered Executives unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Code; and, although the Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Executive, the Bonus Committee has no discretion to increase the amount of a Covered Executive's bonus.

     The effective date of the Senior Plan is January 1, 1999. The Bonus Committee has (i) designated the Company's 1999 fiscal year (calendar year 1999) as the first performance period under the Senior Plan, (ii) designated the Company's Chief Executive Officer as the only Covered Executive for such performance period and (iii) established objective bonus formulas relating to the Company's results of operations during 1999 for such Covered Executive for such performance period.

REASONS FOR ADOPTION OF THE SENIOR PLAN

     The Board believes the Senior Plan will provide an incentive for superior work and motivate Covered Executives toward even higher achievement and business results. The Board also believes the Senior Plan will further tie the Covered Executives' goals and interests to those of the Company and its stockholders, and will enable the Company to attract and retain highly qualified Senior Executives. Payment of bonuses under the Senior Plan will also provide for their deductibility under the Code without regard to Section 162(m) thereof.

REQUIRED VOTE

     The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required to approve the adoption of the Senior Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE SENIOR PLAN AND ITS PERFORMANCE GOALS.

                                   PROPOSAL 3

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 1999.

     A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the firm if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act generally requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission ("SEC"). The Company became subject to the requirements of Section 16(a) on January 29, 1997. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 1998 fiscal year, which came to the Company's attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. Based solely on review of such forms received by it, Patrick S. Grant, Senior Vice President, Marketing, is the only reporting person to have made a late filing under Section 16(a). Mr. Grant filed a

Form 5 on February 10, 1999, to report an acquisition of shares of the Company's Common Stock in August 1998, which should have been reported on a Form 4 by September 10, 1998. These statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and their written representations that such reports accurately reflect all reportable transactions and holdings.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Proposals and nominations which stockholders intend to present at the next Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by November 30, 1999 to be eligible for inclusion in the proxy material of that meeting. Proposals submitted outside the processes of Rule 14a-8 must be received by February 12, 2000 to be timely.

                               OTHER INFORMATION

PROXY SOLICITATION

     Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

MISCELLANEOUS

     The Company's management knows of no other matters that are to be brought before the Annual Meeting. If any other matters come properly before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

     UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS MAY BE MADE TO SCPIE HOLDINGS INC., 1888 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067, ATTENTION: PATRICK LO.

                                          By order of the Board of Directors.

                                          /s/ Joseph P. Henkes
                                          -----------------------------

                                          Joseph P. Henkes
                                          Secretary

1888 Century Park East, Los Angeles, California 90067
March 29, 1999

                                                                         ANNEX A

           SCPIE HOLDINGS INC. SENIOR EXECUTIVE INCENTIVE BONUS PLAN

1. Purpose

     This Senior Executive Incentive Bonus Plan (the "Senior Plan") is intended to provide an incentive for superior work and to motivate eligible executives of SCPIE Holdings Inc. ("SCPIE Holdings," and together with its subsidiaries, the "Company") and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Senior Plan is for the benefit of Covered Executives (as defined below). The Senior Plan is designed to ensure the bonuses paid hereunder to Covered Executives are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and interpretations promulgated thereunder.

2. Covered Executives

     From time to time, the Bonus Committee (as described below) may select certain key executives who are or who at some future date may be "covered employees" as defined in Section 162(m)(3) of the Code (the "Covered Executives") to be eligible to receive bonuses hereunder.

3. The Bonus Committee

     The "Bonus Committee" shall be appointed by the Board of Directors of SCPIE Holdings (the "Board") and shall consist of at least two members of the Board who shall qualify as "outside directors" under Section 162(m) of the Code. Initially, the Stock Option and Incentive Bonus Committee of the Board shall constitute the Bonus Committee. The Bonus Committee shall have the sole discretion and authority to administer and interpret the Senior Plan.

4. Bonus Determinations

     A Covered Executive may receive a bonus payment under the Senior Plan based upon the attainment of performance objectives which are established by the Bonus Committee and relate to one or more of the following corporate business criteria (the "Performance Goals"): the Company's underwriting results, net premiums written, net premiums earned, investment income, miscellaneous revenue, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, cost reductions and savings, appreciation in the fair market value of the Company's stock, or earnings before any one or more of the following items: interest, taxes, depreciation or amortization.

     Any bonuses paid to Covered Executives under the Senior Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more objective performance objectives relating to the Performance Goals. Bonus formulas for Covered Executives shall be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No bonuses shall be paid to Covered Executives unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code. Although the Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Executive pursuant to the applicable bonus formula, the Bonus Committee shall have no discretion to increase the amount of a Covered Executive's bonus as determined under the applicable bonus formula.

     The maximum bonus payable to a Covered Executive under the Senior Plan shall not exceed $1,000,000 with respect to any fiscal year of the Company.

     The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive's employment by the Company on the last day of the performance period, provided, however, that the Bonus Committee may make exceptions to this requirement, in its sole discretion, in the case of a Covered Executive's retirement, death or disability.

5. Amendment and Termination

     SCPIE Holdings reserves the right to amend or terminate the Senior Plan at any time in its sole discretion. Any amendments to the Senior Plan shall require stockholder approval only to the extent required by Section 162(m) of the Code.

6. Stockholder Approval

     No bonuses shall be paid under the Senior Plan unless and until the stockholders of SCPIE Holdings shall have approved the Senior Plan and the Performance Goals as required by Section 162(m) of the Code. So long as the Senior Plan shall not have been previously terminated by SCPIE Holdings, it shall be resubmitted for approval by the stockholders of SCPIE Holdings in the fifth year after it shall have first been approved by the stockholders of SCPIE Holdings, and every fifth year thereafter. In addition, the Senior Plan shall be resubmitted to the stockholders of SCPIE Holdings for approval if it is amended in any way which changes the material terms of the Senior Plan's performance goals, including materially modifying the Performance Goals, increasing the maximum bonus payable under the Senior Plan, or changing the Senior Plan's eligibility requirements.

                              SCPIE HOLDINGS INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              SCPIE HOLDINGS INC.

      The undersigned Stockholder(s) of SCPIE HOLDINGS INC. (the "Company") hereby constitutes and appoints Mitchell S. Karlan, M.D., Wendell L. Moseley, M.D. and Donald J. Zuk, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Los Angeles Marriott Downtown, 333 South Figueroa Street, Los Angeles, California 90071 on May 13, 1999, at 3:00 p.m., Pacific time, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

     THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE. EXCEPT AS SPECIFIED TO THE CONTRARY ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

     The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue thereof. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

                     (Please sign and date on reverse side)

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                              FOLD AND DETACH HERE



                             YOUR VOTE IS IMPORTANT

                        You can vote in one of two ways:

1. Call toll-free 1-800-840-1208 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       or

2. Mark, sign and fax to (201) 296-4142.



                                  PLEASE VOTE

                                                              Please mark
                                                              your votes as
                                                              indicated in   [X]
                                                              this example.

THE BOARD OF DIRECTORS OF SCPIE HOLDINGS INC. RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2 AND 3.

PROPOSAL 1: ELECTION OF DIRECTORS

  FOR all nominees                WITHHOLD                 EXCEPTIONS
listed to the right               AUTHORITY
(except as marked to       to vote for all nominees
the to contrary)              listed to the right
        [ ]                           [ ]                     [ ]

Nominees: 01 Charles B. McElwee, M.D.
          02 William A. Renert, M.D.
          03 Henry L. Stoutz, M.D.
          04 Donald J. Zuk

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
--------------------------------------------------------------------------------
PROPOSAL 2: To approve the adoption of the SCPIE Holdings Inc. Senior Executive Incentive Bonus Plan.

     FOR    AGAINST    ABSTAIN
     [ ]      [ ]        [ ]

PROPOSAL 3: To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1999.

     FOR    AGAINST    ABSTAIN
     [ ]      [ ]        [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT: Please sign exactly as your name appears to the left. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name, by an authorized person. Each joint tenant should sign.

Dated: _____________________, 1999

__________________________________
     Signature of stockholder

__________________________________
     Signature if held jointly

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY
CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

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                              FOLD AND DETACH HERE

                               VOTE BY TELEPHONE

                          QUICK *** EASY *** IMMEDIATE

           YOUR VOTE IS IMPORTANT - YOU CAN VOTE IN ONE OF TWO WAYS:

1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day, 7 days a week.

    There is NO CHARGE to you for this call. - Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1.

                   When asked, please confirm by Pressing 1.

OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

Proposal 2 - to vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                   When asked, please confirm by Pressing 1.

           The instructions are the same for all remaining proposals.
                                       or
2. VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

 NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                             THANK YOU FOR VOTING.